Exhibit 95

MINE SAFETY DISCLOSURE

For the year ended December 31, 2018, the Company has the following mine safety information to report in accordance with Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, in connection with the Eufaula, Alabama processing facility, the McIntyre, Georgia processing facility, the Toomsboro, Georgia processing facility, the Marshfield, Wisconsin processing facility, and the Millen, Georgia processing facility.

									Received
								Received	Notice of
								Notice of	Potential	Legal
			Section			Total Dollar	Total	Pattern of	to Have	Actions	Aggregate	Aggregate
Mine or			104(d)			Value of	Number	Violations	Pattern	Pending	Legal	Legal
Operating	Section	Section	Citations	Section	Section	MSHA	of Mining	Under	Under	as of	Actions	Actions
Name/MSHA	104 S&S	104(b)	and	110(b)(2)	107(a)	Assessments	Related	Section	Section	Last Day	Initiated	Resolved
Identification	Citations	Orders	Orders	Violations	Orders	Proposed	Fatalities	104(e)	104(e)	of Period	During	During
Number	(#)	(#)	(#)	(#)	(#)	($) (1)	(#)	(yes/no)	(yes/no)	(#)	Period (#)	Period (#)
Eufaula Facility MSHA ID 0102687 Eufaula, Alabama	0	0	0	0	0	$2,390	0	No	No	0	0	0
McIntyre Facility MSHA ID 0901108 McIntyre, Georgia	0	0	0	0	0	$118	0	No	No	0	0	0
Toomsboro Facility MSHA ID 0901164 Toomsboro, Georgia	0	0	0	0	0	$295	0	No	No	0	0	0
Marshfield Facility MSHA ID 4703636 Marshfield, Wisconsin	0	0	0	0	0	$472	0	No	No	0	0	0
Millen Facility MSHA ID 0901232 Millen, Georgia (2)	0	0	0	0	0	$—	0	No	No	0	0	0
Totals	0	0	0	0	0	$3,275	0			0	0	0
(1)	Amounts represent the total dollar value of proposed assessments received.
(2)	Note this facility was sold in December 2018.